Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

FOURTH QUARTER RESULTS

NEW YORK, April 8, 2010—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced fourth quarter 2009 net income of $558.1 million, or net income of $1.93 per diluted share. This compares to a fourth quarter 2008 net loss of $2,340.8 million, or net loss of $8.14 per share. The fourth quarter 2009 results reflect a tax benefit recorded during the period, reduced loss and loss expenses recorded relative to fourth quarter 2008, and unrealized mark-to-market gains in the credit derivatives portfolio. In 2008, Ambac’s fourth quarter results reflected a significant negative net change in fair value of credit derivatives, higher loss and loss adjustment expenses and a large increase in the deferred tax asset valuation allowance.

Quarter Summary

•

Net change in fair value of credit derivatives was positive $133.2 million, driven primarily by price improvement in certain reference obligations, partially offset by a narrowing of Ambac’s short-term credit spreads (ASC Topic 820 adjustment) during the quarter.

•

Net loss and loss expenses incurred amounted to $385.4 million for the current quarter, primarily related to deterioration in the first-lien residential mortgage-backed securities (RMBS) portfolio, partially offset by reserve reductions in non-consumer asset-backed securities transactions.

•	In the financial services segment, the results for the derivative products business improved by $105.8 million compared to the fourth quarter 2008.

•

A tax benefit of $472.0 million was recorded primarily as a result of legislation that passed during the quarter that allows Ambac to carry back 2008 and 2009 operating losses as far back as 2003. Ambac Assurance Corporation (AAC), Ambac’s principal operating subsidiary, received the tax refund amounting to $443.9 million in February 2010.

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Financial Results

Net Premiums Earned

Net premiums earned for the fourth quarter of 2009 were $184.4 million, down 19% from $228.1 million earned in the fourth quarter of 2008. Normal net premiums earned were $139.6 million in the fourth quarter of 2009, and $146.9 million in the fourth quarter of 2008. Normal net premiums earned exclude accelerated premiums. ASC Topic 944 (formerly known as FAS 163) was implemented effective January 1, 2009. Due to changes in calculations of normal net premiums earned, as prescribed by ASC Topic 944, normal net earned premium amounts reported in 2009 are not comparable to amounts that were reported in 2008.

Net premiums earned include accelerated premiums, which result from calls, terminations and other accelerations recognized during the quarter. Accelerated premiums were $44.8 million in the fourth quarter of 2009, down 45% from $81.2 million in the fourth quarter 2008. In 2008, a lack of liquidity in the auction rate and variable rate bond markets had resulted in significant refinancing activity in the municipal sector which caused an increase in accelerated premiums in 2008.

Net Investment Income

Net investment income excluding variable interest entities for the fourth quarter of 2009 was $118.7 million, representing an increase of 8% from $109.5 in the fourth quarter of 2008. The increase was primarily due to an increase in the average yield of the portfolio as the mix of securities has shifted from primarily tax-exempt to a greater percentage of taxable securities. The rising yields on taxable securities include the impact from accretion of bond discounts on AAC-insured securities and RMBS securities previously written down to fair value as other-than-temporary impairments in earlier periods. The impact from increasing yields was partially offset by an overall decrease in the asset base as claim payments on insured RMBS transactions and commutations and settlements of collateralized debt obligations of asset-backed securities (CDO of ABS) transactions were greater than the cash inflows resulting from collections of financial guarantee premiums, fees, tax refunds and coupon receipts on invested assets.

Other-Than-Temporary Impairment Losses

Other-than-temporary impairment losses in the financial guarantee investment portfolio were $118.1 million in the fourth quarter of 2009, compared to other-than-temporary impairment losses of $66.0 million in the fourth quarter of 2008. During the fourth quarter of 2009, Ambac incurred $98.7 million in credit losses on securities that are guaranteed by AAC as a result of those policies being placed in the Segregated Account, as discussed below in “Regulatory Update.” Accordingly, estimated cash flows on such securities have been adversely impacted, resulting in credit losses as of December 31, 2009.

Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives, which comprises realized gains/(losses) and other settlements from credit derivatives and unrealized gains/(losses) on credit derivatives, was a gain of $133.2 million for the fourth quarter of 2009, compared to a loss of ($594.4) million for the fourth quarter of 2008.

Realized gains/(losses) and other settlements from credit derivative contracts represent the normal accretion into income of fees received for transactions executed in credit derivative format, offset

Ambac Fourth Quarter 2009 Earnings/ 3

by loss and settlement payments on such transactions. Net realized gains/(losses) and other settlements from credit derivative contracts in the fourth quarter of 2009 and 2008 amounted to ($648.4) million and ($988.5) million, respectively. Fees received in the fourth quarter of 2009 of $10.5 million were offset by commutations and other claims paid of $658.9 million, while fees received in the fourth quarter of 2008 of $13.7 million were offset by commutations and other claims paid of $1,002.2 million.

Net unrealized gains on credit derivative contracts were $781.7 million in the fourth quarter of 2009, compared to net unrealized gains amounting to $394.1 million in the fourth quarter 2008. The net gain during the fourth quarter of 2009 is primarily the result of the net decrease in mark-to-market liabilities due to improvement in the average values of reference obligations other than CDOs of ABS, reclassification of $658.9 million to realized losses related to commutations and interest claims paid during the quarter, and, to a lesser extent, amortization of exposure in the portfolio. The positive effects were partially offset by narrowing of AAC’s short-term credit spreads (ASC Topic 820 adjustment) during the quarter, the impact of the proposed settlement of CDO of ABS transactions (see Regulatory Update, below), and declines in reference obligation values related to CDO of ABS transactions. The net unrealized gains during the fourth quarter of 2008 resulted primarily from reclassification of $1.0 billion to realized losses in connection with CDO commutation settlements and the discounting effect of wider AAC credit spreads.

Financial Guarantee Loss Reserves

Total net loss and loss expenses were $385.4 million in the fourth quarter of 2009, compared to $916.4 million in the fourth quarter of 2008. Losses and loss expenses in the fourth quarter of 2009 were primarily related to further credit deterioration in the first-lien segment of the insured RMBS portfolio, and to a lesser degree, credit deterioration in certain student loan transactions, partially offset by net reserve reductions in certain insured non-consumer asset-backed securities.

In accordance with the provisions of ASC Topic 944, for 2009 Ambac used a discount rate equal to the weighted average estimated risk-free rate of approximately 2.9% to determine the loss reserves. That compares to 4.5% used in 2008.

Total net claims paid in the fourth quarter of 2009 were $489.5 million, related primarily to RMBS transactions, but also included claims paid on other asset-backed securities. Total net claims paid in the fourth quarter 2008 were $287.7 million, primarily related to RMBS transactions.

Loss and loss expense reserves for all RMBS insurance exposures as of December 31, 2009, were $2,843.1 million. RMBS reserves are net of $2,026.3 million of estimated remediation recoveries. The estimate of remediation recoveries related to material representation and warranty breaches increased from $1,902.8 million as of September 30, 2009, primarily as a result of breaches identified during the re-underwriting of additional transactions.

Reinsurance Cancellations

During the fourth quarter of 2009, Ambac and Financial Security Assurance Inc. agreed upon a net reinsurance settlement as both companies mutually agreed to cancel reinsurance with the other. Ambac recaptured approximately $800 million of par outstanding and returned approximately $1.1 billion during the quarter. The net income impact of the cancellation amounted to approximately $6.6 million in the fourth quarter of 2009.

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Financial Services

The financial services segment comprises the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements, plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $79.5 million for the fourth quarter of 2009, up from ($19.7) million for the fourth quarter of 2008. The increase was driven by derivative products results which improved by $105.8 million, quarter on quarter, primarily due to mark-to-market gains in the interest rate derivative portfolio. Beginning in the third quarter of 2009, Ambac’s financial services segment has retained positive mark-to-market sensitivity to interest rate increases as a hedge against the floating rate exposure in the financial guarantee segment. This additional interest rate sensitivity resulted in gains of $82.5 million to derivative product results for the fourth quarter of 2009. Additionally, the fourth quarter of 2009 results included lower swap termination losses than the comparable 2008 period.

The interest rate swap and investment agreement businesses are in run-off. The investment and payment agreement portfolio has been reduced by approximately $1.5 billion during 2009 to approximately $1.2 billion at December 31, 2009, through negotiated terminations, contractual terminations triggered by rating downgrades of AAC, and scheduled amortization.

Balance Sheet and Liquidity

Total assets increased by approximately $787 million during the fourth quarter of 2009, primarily due to recording the tax recoverable related to the new tax legislation that passed during the fourth quarter of 2009, and the consolidation of certain trusts that AAC has insured and consolidated under accounting pronouncement ASU 2009-17 (formerly known as FIN 46R), partially offset by commutations of CDO of ABS transactions and RMBS and other claim payments made during the quarter.

The fair value of the consolidated investment portfolio decreased from $9.8 billion (amortized cost of $9.9 billion) as of September 30, 2009 to $9.2 billion (amortized cost of $9.3 billion) as of December 31, 2009. The decrease in value was primarily due to commutation and loss payments made during the quarter.

The financial guarantee investment portfolio had a fair value of $7.7 billion (amortized cost of $7.7 billion) as of December 31, 2009, and includes $840 million of short-term securities. The portfolio consists of high quality municipal bonds, Treasuries, U.S. Agencies and Agency MBS as well as mortgage and asset-backed securities.

Cash, short-term securities and bonds at the holding company amounted to $136.5 million as of December 31, 2009. Ambac’s annual debt service costs amount to approximately $89.0 million. As a result of the actions described below in Regulatory Update, it is highly unlikely that AAC will be able to make dividend payments to Ambac for the foreseeable future.

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Overview of AAC Statutory Results

AAC filed its statutory Annual Statement on March 1, 2010. As of December 31, 2009, AAC reported consolidated statutory capital and surplus of $801.9 million, down from $855.6 million as of September 30, 2009. AAC statutory capital and surplus was negatively impacted by the net statutory loss recorded during the quarter. The primary drivers of the statutory net loss were (i) statutory impairment losses related to AAC’s insured portfolio of CDOs of ABS, driven primarily by rising forward LIBOR rates and deterioration of the underlying RMBS collateral within the CDO of ABS transactions; and (ii) statutory loss and loss expenses related primarily to deterioration in AAC’s first-lien mortgage-backed securities financial guarantee portfolios. These negative drivers were partially offset by: (i) the positive impact on loss reserves and credit derivative impairments of changing the discount rate from 4.5% in earlier periods to 5.10% as of December 31, 2009, as prescribed by the Office of the Commissioner of Insurance of the State of Wisconsin (OCI); and (ii) the recording of tax recovery due to legislative changes, as discussed above. A tax refund amounting to $443.9 million was received by AAC in February 2010. The consolidated statutory capital and surplus reported in the Annual Statement filed on March 1, 2010, will be further reduced by the impact of the credit losses on securities within the investment portfolio that are guaranteed by AAC as a result of those policies being placed in the Segregated Account (see Regulatory Update, below).

AAC’s claims-paying resources amount to approximately $10.8 billion as of December 31, 2009, down from $11.4 billion as of September 30, 2009, as net cash outflows driven by CDO of ABS commutations settled during the quarter and RMBS claims paid were only partially offset by ongoing cash inflows from operations.

Regulatory Update

As announced in the press release dated March 25, 2010, OCI commenced the Segregated Account Rehabilitation Proceedings in order to permit the OCI to facilitate an orderly run-off and/or settlement of the liabilities allocated to the Segregated Account. As a result of the actions taken by OCI, financial guarantee payments on securities guaranteed by AAC which have been placed in the Segregated Account are no longer under the control of Ambac management. In addition, Ambac announced that it has reached a non-binding agreement on the terms of a proposed settlement agreement with several counterparties to commute substantially all of its remaining CDOs of ABS. For further information regarding this regulatory update, please refer to the Form 8-K filed with Securities Exchange Commission on March 25, 2010 and/or refer to the website established by OCI for policyholders at www.ambacpolicyholders.com. See also Ambac’s Annual Report on Form 10-K for the year ended December 31, 2009, once it has been filed with the Securities and Exchange Commission.

Annual Meeting of Stockholders

The Board of Directors has set the 2010 Annual Meeting of Stockholders for Monday, June 14, 2010, at 1:00 p.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting will be the close of business, April 20, 2010.

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About Ambac

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations, has a Caa2 rating under review for possible upgrade from Moody’s Investors Service, Inc. and an R (regulatory intervention) financial strength rating from Standard & Poor’s Ratings Services. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

Contact Information:

Investor Contact: Peter Poillon

(212) 208-3222

(212) 208-3333

ppoillon@ambac.com

Forward-Looking Statements

This release contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on Ambac management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) Ambac has insufficient capital to finance its debt service and operating expense requirements beyond the second quarter of 2011 and may need to seek bankruptcy protection; (2) the unlikely ability of Ambac Assurance to pay dividends to Ambac in the near term; (3) the risk that holders of debt securities or counterparties on credit default swaps or other similar agreements bring claims alleging that the rehabilitation of the Segregated Account constitutes an event of default under the applicable debt indenture or an event of default under the applicable ISDA contract; (4) adverse events arising from the Segregated Account Rehabilitation Proceedings, including the injunctions issued by the Wisconsin rehabilitation court to enjoin certain adverse actions related to the Segregated Account being successfully challenged as not enforceable; (5) litigation arising from the Segregated Account Rehabilitation Proceedings; (6) any changes to the Proposed Settlement, or the failure to consummate the Proposed Settlement; (7) decisions made by the rehabilitator for the benefit of policyholders may result in material adverse consequences for Ambac’s security holders; (8) potential of rehabilitation proceedings against Ambac Assurance, with resulting adverse impacts; (9) the risk that reinsurers may dispute amounts owed us under our reinsurance agreements; (10) possible delisting of Ambac’s common shares from the NYSE; (11) the risk that market risks impact assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap and currency swap transactions; (12) risks which impact assets in Ambac Assurance’s investment portfolio; (13) risks relating to determination of amount of impairments taken on investments; (14) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (15) market spreads and pricing on insured CDOs and other derivative products insured or issued by Ambac; (16) inadequacy of reserves established for losses and loss expenses, including our inability to realize the remediation recoveries included in our reserves; (17) Ambac’s financial position and the Segregated Account Rehabilitation Proceedings may prompt departures of key employees; (18) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (19) difficult economic conditions, which may not improve in the near future, and adverse changes in the economic, credit, foreign currency or interest rate environment in the United States and abroad; (20) the actions of the U. S. Government, Federal Reserve and other government and regulatory bodies to stabilize the financial markets; (21) likely unavailability of adequate capital support and liquidity; (22) credit risk throughout our business, including credit risk related to residential mortgage-

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backed securities and collateralized debt obligations (“CDOs”) and large single exposures to reinsurers; (23) default by one or more of Ambac Assurance’s portfolio investments, insured issuers, counterparties or reinsurers; (24) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (25) factors that may influence the amount of installment premiums paid to Ambac, including the imposition of the payment moratorium with respect to claims payments as a result of Segregated Account Rehabilitation Proceedings; (26) changes in prevailing interest rates; (27) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting, required under the relevant derivative accounting guidance, to the portion of our credit enhancement business which is executed in credit derivative form, and due to the adoption of the new financial guarantee insurance accounting standard effective January 1, 2009, which, among other things, introduces volatility in the recognition of premium earnings and losses; (28) changes in accounting principles or practices that may impact Ambac’s reported financial results; (29) legislative and regulatory developments; (30) operational risks, including with respect to internal processes, risk models, systems and employees; (31) changes in tax laws and other tax-related risks; (32) other factors described in the Risk Factors section in Part I, Item 1A of Ambac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and also disclosed from time to time by Ambac in its subsequent reports on Form 10-Q and Form 8-K, which are or will be available on the Ambac website at www.ambac.com and at the SEC’s website, www.sec.gov; and (33) other risks and uncertainties that have not been identified at this time. Readers are cautioned that forward-looking statements speak only as of the date they are made and that Ambac does not undertake to update forward-looking statements to reflect circumstances or events that arise after the date the statements are made. You are therefore advised to consult any further disclosures we make on related subjects in Ambac’s reports to the SEC.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 and December 31, 2008

(Dollars in Thousands Except Share Data)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $8,131,512 in 2009 and $11,080,723 in 2008)	$8,098,517	$8,537,676
Fixed income securities pledged as collateral, at fair value (amortized cost of $164,356 in 2009 and $277,291 in 2008)	167,366	286,853
Short-term investments (amortized cost of $962,007 in 2009 and $1,454,229 in 2008)	962,007	1,454,229
Other (cost of $1,278 in 2009 and $13,956 in 2008)	1,278	14,059

Total investments	9,229,168	10,292,817

Cash and cash equivalents	113,230	107,811
Receivable for securities sold	3,106	15,483
Investment income due and accrued	77,195	116,769
Premium receivables	3,718,158	28,895
Reinsurance recoverable on paid and unpaid losses	78,115	157,627
Deferred ceded premium	500,804	292,837
Subrogation recoverable	902,612	10,088
Deferred taxes	11,250	2,127,499
Current income taxes	421,438	192,669
Deferred acquisition costs	279,704	207,229
Loans	2,716,371	798,848
Derivative assets	605,905	2,187,214
Other assets	229,311	723,887

Total assets	$18,886,367	$17,259,673

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$5,687,114	$2,382,152
Loss and loss expense reserve	4,771,684	2,275,948
Ceded premiums payable	291,843	15,597
Obligations under investment and payment agreements	1,177,406	3,244,098
Obligations under investment repurchase agreements	113,527	113,737
Long-term debt	4,640,184	1,868,690
Accrued interest payable	50,607	68,806
Derivative liabilities	3,536,858	10,089,895
Other liabilities	248,715	279,616
Payable for securities purchased	2,074	10,256

Total liabilities	20,520,012	20,348,795

Stockholders’ equity:
Ambac Financial Group, Inc.:
Preferred stock	—	—
Common stock	2,944	2,944
Additional paid-in capital	2,172,656	2,030,031
Accumulated other comprehensive loss	(24,827)	(1,670,198)
Accumulated deficit	(3,878,015)	(3,550,768)
Common stock held in treasury at cost	(560,543)	(594,318)

Total Ambac Financial Group, Inc. stockholders’ deficit	(2,287,785)	(3,782,309)

Non-controlling interest:	654,140	693,187

Total stockholders’ deficit	(1,633,645)	(3,089,122)

Total liabilities and stockholders’ deficit	$18,886,367	$17,259,673

Number of shares outstanding (net of treasury shares)	287,598,189	287,239,482

Book value per share	($7.95)	($13.17)

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended December 31, 2009 and 2008

(Dollars in Thousands Except Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Financial Guarantee:
Net premiums earned	$184,415	$228,094	$797,360	$1,022,757
Net investment income	121,551	112,918	493,537	494,060
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(135,330)	(66,011)	(1,587,994)	(70,931)
Portion of loss recognized in other comprehensive income	17,276	—	17,276	—

Net other-than temporary impairment losses recognized in earnings	(118,054)	(66,011)	(1,570,718)	(70,931)

Net realized investment gains	38,585	4,555	131,660	79,938
Change in fair value of credit derivatives:
Realized (losses) and gains and other settlements	(648,449)	(988,507)	(1,379,736)	(1,794,428)
Unrealized gains (losses)	781,659	394,148	5,192,663	(2,236,694)

Net change in fair value of credit derivatives	133,210	(594,359)	3,812,927	(4,031,122)
Other income	67,422	726	418,288	8,523
Financial Services:
Investment income	12,404	50,427	70,746	255,885
Derivative products	73,658	(32,141)	(207,210)	(134,198)
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	—	—	(283,858)	(451,932)
Portion of loss recognized in other comprehensive income	—	—	—	—

Net other-than temporary impairment losses recognized in earnings	0	—	(283,858)	(451,932)

Net realized investment gains	42,129	160,409	184,474	215,582
Net change in fair value of total return swaps	—	(56,588)	18,573	(129,565)
Net mark-to-market gains (losses) on non-trading derivatives	10,485	(10,824)	11,268	(15,792)
Corporate and Other:
Other income	796	558	34,121	3,309
Net realized investment gains	—	—	33	—

Total revenues	566,601	(202,236)	3,911,201	(2,753,486)

Expenses:
Financial Guarantee:
Loss and loss expenses	385,423	916,414	2,815,313	2,227,583
Underwriting and operating expenses	42,273	58,175	175,810	216,084
Interest expense on variable interest entity notes	2,833	3,185	10,668	13,488
Financial Services:
Interest on investment and payment agreements	6,598	38,012	34,131	234,977
Operating expenses	1,780	2,595	12,588	12,747
Corporate and Other:
Interest	30,025	29,804	119,626	114,226
Other expenses	11,501	12,536	18,160	45,752

Total expenses	480,433	1,060,721	3,186,296	2,864,857

Income (loss) before income taxes	86,168	(1,262,957)	724,905	(5,618,343)
(Benefit) provision for income taxes	(471,956)	1,077,670	739,521	(9,207)

Net income (loss)	558,124	(2,340,627)	(14,616)	(5,609,136)
Less: net loss attributable to noncontrolling interest	13	190	(3)	112

Net income (loss) attributable to Ambac Financial Group, Inc.	$558,111	($2,340,817)	($14,613)	($5,609,248)

Net income (loss) per share	$1.93	($8.14)	($0.05)	($22.31)

Net income (loss) per diluted share	$1.93	($8.14)	($0.05)	($22.31)

Weighted average number of common shares outstanding:
Basic	288,745,342	287,506,329	287,671,222	251,391,680

Diluted	288,745,342	287,506,329	287,671,222	251,391,680